UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ENTRUST, INC.

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News Release

FOR IMMEDIATE RELEASE

ENTRUST BOARD SUMMARIZES ‘GO-SHOP’ PROCESS AND PROVIDES

SUPPLEMENTAL INFORMATION ON ACQUISITION BY THOMA BRAVO

Dallas, Texas, June 12, 2009 – Entrust, Inc. (NASDAQ: ENTU), on June 10, 2009, filed a further update on the “Go-Shop” Process and Results and provided additional supplemental disclosures.

“Go-Shop” Process and Results

During the “go-shop” period between April 12, 2009, and May 13, 2009, the company actively initiated, solicited and encouraged the submission of acquisition proposals by third parties. During this time, the company and its advisors were in contact with 35 separate parties to discuss their interest in making a proposal to acquire the company. Out of the 35, 11 executed NDAs, which then allowed the 11 parties access to non-public financial and company information as well as access to the company’s management team for briefings and financial due diligence sessions.

On May 14, 2009, Entrust announced that, as a result of the “go-shop” process, it had received written, non-binding indications of interest from three separate parties. One of the parties was a private equity firm and two were modestly sized operating companies. Each of the non-binding indications of interest contemplated a per share price payable to the company’s stockholders higher than the per share price contemplated by the merger agreement, but each was also subject to significant conditions, including conducting due diligence, arranging financing and negotiation of definitive agreements. After designating the three as “excluded parties” under the merger agreement, the company provided extensive due diligence materials to, and continued discussions and negotiations with, each of these three parties and their representatives as permitted under the merger agreement.

On June 11, 2009, Entrust announced that, none of the parties who provided a non-binding indication of interest presented an offer sufficient to constitute a “superior proposal” within the meaning of the merger agreement or that the board of directors considers likely to lead to a “superior proposal.” As a result, Entrust is no longer actively pursuing discussions with these parties.

Reaffirmation of Board Recommendation

In view of the absence of any superior proposal and for all of the reasons provided in the Definitive Proxy Statement for the transaction filed with the SEC on May 12, 2009, the Entrust board of directors reaffirms its view that that Merger contemplated by the Merger

Agreement is fair to and in the best interests of Entrust and its stockholders, and unconditionally reaffirms its recommendation that all Entrust stockholders vote “FOR” the approval of the Merger contemplated by the Merger Agreement at the special meeting of stockholders to be held July 10, 2009.

The highlights of the additional supplemental disclosure are summarized below.

For the full Definitive Proxy Materials please go to http://www.entrust.com/investor/thoma-bravo.htm

Recent Trading Price

With significant deal certainty in the Thoma Bravo transaction at the $1.85 price, speculation resulted in inflated stock prices on the chance that one or more of the three non-binding indications of interest would mature into a binding offer at a more than $1.85 per share. As we’ve shared with our shareholders previously, none of these indications of interest resulted in an actual offer to purchase the Company.

The current price of $1.85 per share represents a premium of approximately 22.5 percent to the average closing share price of the Company’s Common Stock for the 30 days prior to April 9, 2009, and a premium of approximately 25.8 percent to the average closing price for the ninety trading days prior to April 9, 2009.

Moreover, the downside risk of our stockholders voting against the proposed transaction with Thoma Bravo could be significant. As described in definitive proxy statement, the company faces significant challenges operating as a stand alone entity.

Timing of the Proposed Merger

We have heard some opinions that the proposed merger consideration is insufficient and that there is no necessary reason for the company to be sold at a low valuation at present, especially in light of the fact that the Company received written indications of interest from two large strategic buyers at greater than $1.85 per share. These objections, however, are not based on the real facts.

The offers that they have referred to were highly contingent, non-binding indications of interest that were delivered to the Company more than one year ago. Both of these parties were approached by the Company’s financial advisor during the “go-shop” process and both declined to submit an indication of interest. Further, neither party expressed interest in signing an NDA, or speaking with the Strategic Planning Committee or Company management. These companies have also made other acquisitions in the security space.

After a thorough two year process of evaluating strategic alternatives available to the Company, the Thoma Bravo offer is the only one that led to a definitive agreement. Our board of directors has determined that it is fair to and in the best interest of the Company’s stockholders and recommends that you vote “FOR” the proposed Merger.

Management Benefits

The Company believes the dissenting director mischaracterized certain of the payments to be received upon completion of the Merger by some executives of the company as “success fees”. The “success fees” actually represent payments to the executives in lieu of contractually guaranteed larger payments that the executives would have been eligible for under existing Severance & Change in Control Agreements. Moreover, these executives have agreed to enter into new severance arrangements that provide for substantially reduced severance entitlements and no change in control bonuses.

The existing Severance & Change in Control Agreements, which were designed in 2003, were approved by both the Company’s board of directors and Compensation Committee, and the dissenting director served on both of these bodies, at the time they were implemented. The Severance & Change in Control Agreements were designed to deal with CEO retention and to put in place reasonably generous severance benefits for key officers to provide appropriate incentives for their cooperation in completing a sale of the business, should the board of directors determine to pursue such a transaction. The board of directors believes that the agreements have fulfilled both functions.

Management Involvement in Negotiations

At the time the Company was negotiating the definitive merger agreement with Thoma Bravo, the board of directors took two steps to ensure that there was not a conflict of interest for the Company’s senior management.

First, the Board of Directors separated the role of CEO and Chairman of the Board. They also delegated authority to the Strategic Planning Committee to negotiate the terms of the merger agreement, including the terms of the Go-Shop provisions. The management did not negotiate any of the terms of the definitive agreement with Thoma Bravo.

Additionally, when the “go-shop” process began, it was the Strategic Planning Committee that led the process and negotiations, with the assistance of the Company financial advisor, Barclays Capital. Management was involved only as necessary to facilitate due diligence and only as approved by the Strategic Planning Committee. Any allegation that management led the process or engaged in conflicts of interest with respect to the process is entirely unfounded and contrary to the findings of the board of directors.

About Entrust

Entrust [NASDAQ: ENTU] provides trusted solutions that secure digital identities and information for enterprises and governments in 2,000 organizations spanning 60 countries. Offering trusted security for less, Entrust solutions represent the right balance between affordability, expertise and service. These include SSL, strong authentication, fraud detection, digital certificates and PKI. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 38 acquisitions across 12 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a definitive proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement, including any amendments or updates, and any other relevant documents filed with the SEC because they contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation is included in the proxy statement relating to the proposed transaction. Each of these documents is available free of charge at the SEC’s Web site at www.sec.gov and from Entrust Investor Relations at www.entrust.com/investor.

For more information:

ENTRUST CONTACTS:

Investor Relations:

David E. Rockvam

Chief Marketing Officer and Investor Relations

972-728-0424

david.rockvam@entrust.com

Media:

David J. Chamberlin

Media Relations

214-669-7299

david.chamberlin@mslworldwide.com

THOMA BRAVO CONTACTS:

Thoma Bravo

Amber Roberts, LANE PR

(917) 639-4114

amber@lanepr.com